Exhibit 10.1

CONFIDENTIAL

October 9, 2007

David Jenkins

[Home Address]

Re:	Separation Agreement and Consulting Arrangement

Dear David:

As we have discussed, your employment with McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”) is terminating effective on October 27, 2007 (the “Termination Date”). On behalf of the Company, I want to thank you for your service and to wish you luck in your transition from the Company.

In order to provide for an orderly and amicable transition, the Company would like to enter into a two month consulting arrangement with you under the terms provided in the Separation Agreement (the “Agreement”) that is set forth in Section A of this letter below. Under this Agreement, if you accept it, you would be paid an amount equivalent to your current base salary through December 31, 2007 in return for your continued availability to consult on an as-needed basis regarding transitional matters through the end of this calendar year. As a condition of this arrangement, you would agree to the terms and conditions set out below which include a general release of any legal claims relating to your employment with the Company and the termination of that employment.

Regardless of whether you choose to enter into this Agreement, your employment with the Company will terminate effective October 27, 2007. On that date, you will receive all final wages that may be due to you, and payment for any accrued, unused vacation that you may have.

A. Separation Agreement

1. Consulting Relationship

If you accept the terms of this Agreement, you will be engaged as a consultant to the Company from October 28, 2007 through December 31, 2007. During this period you will perform only such work as may be expressly requested by the Company. It is expected that this work will be limited to occasional telephone and/or email consultation regarding transitional activities. You agree that you will respond to inquiries from the Company regarding transitional issues in good faith and in a prompt and helpful fashion. This consulting relationship should not

720 S.W. Washington * Suite 550 * Portland, OR 97205-3507 * (503) 226-3440 * Fax (503) 228-5074

prevent you from taking other work during the consulting period, so long as you remain available to provide consulting services as described above. Your income from these consulting services will be reported by the Company on an IRS form 1099 and will not be subject to income tax withholdings by the Company. You are solely responsible for all income tax that may be due as a result of such payments. Payments will be made on or about every two weeks during the consulting engagement.

2. Benefits

2.1 Health and Medical Benefits

Your regular health coverage will continue through October 31, 2007. Pursuant to a federal law that is referred to as COBRA, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from the termination of your employment. Subject to the terms of this Agreement, and assuming you elect to receive continuation coverage under COBRA, the Company will, upon your written request, pay your COBRA premiums for coverage for you through December 31, 2007. You will receive additional information explaining options under COBRA in separate correspondence.

2.2 Other Benefit Plans and Stock Options

Except for group health benefits described above, effective upon your Termination Date, you will cease participation in all benefit plans and programs of the Company, including, but not limited to, vacation and any other paid time off programs. As provided under your existing agreements with the Company, you will forfeit 3,333 shares of restricted stock at October 27, 2007, which is the unvested portion of your May 23, 2006 restricted stock award.

3. Release of Claims

In consideration for this arrangement, which includes significant consideration which you would not otherwise receive, you agree to fully release and discharge the Company, including, without limitation, all of the Company’s related corporations, affiliates, joint ventures, partnerships, current and former directors, officers, employees, agents, insurers, shareholders, representatives, and assigns, from any and all liability, damages, claims, or causes of action, direct or indirect, known or unknown, relating in any way to your employment with the Company or the termination of that employment. This means that you are waiving and releasing all legal claims you may have relating to your employment at the Company.

This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state or federal laws, including ERISA, 29 USC § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services

720 S.W. Washington * Suite 550 * Portland, OR 97205-3507 * (503) 226-3440 * Fax (503) 228-5074

Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and all other laws and contract, tort or other common law or statutory law theories and all labor, employment or wage laws of Oregon or any other state. You further covenant that, except for any claim to enforce your rights under the terms of this Agreement, you will not assert any claim against the Company arising out of or relating to your consulting arrangement with the Company as described in this Agreement.

Nothing in this Agreement, including this release, will affect any vested retirement benefits, if any, or either party’s ability to enforce or to challenge the enforceability of this Agreement.

4. Confidential and Proprietary Information, Return of Company Property

You agree to keep confidential all proprietary or confidential information obtained by you during the course of your employment with the Company or during the course of your consulting relationship. You further agree that prior to the termination of your employment on October 27, 2007 you will return all Company property, including, but not limited to, all laptop computers, computer equipment, keys, cell phones, and other portable communication and/or computing devices, and all the Company’s confidential or proprietary information of any kind whether stored electronically or on hard copy.

5. Non-Disparagement

You agree that you will not make any disparaging comments or statements regarding the Company, its business, or its employees.

6. Non-Solicitation

You agree that for twelve (12) months following your termination date, you will not directly or indirectly, solicit or entice, any employee of the Company to leave their employment with the Company.

7. Cooperation in Litigation

You agree that during the course of the consulting arrangement described in Section A.1 above you may be requested to assist in litigation matters involving the Company, and that you will fully cooperate in doing so with no expectation of further payment. You further agree that after the expiration of the consulting arrangement described above you will cooperate in providing responsive assistance in such matters at an hourly rate to be determined based on your base salary at the time of your termination. However, you further agree that there shall be no requirement or expectation of payment for time spent testifying in any proceeding pursuant to subpoena and that nothing in this Agreement is intended or should be construed to prevent you from truthfully testifying under oath in response to any subpoena.

720 S.W. Washington * Suite 550 * Portland, OR 97205-3507 * (503) 226-3440 * Fax (503) 228-5074

8. Dispute Resolution

This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Oregon. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by you and the Company. The costs of mediation and arbitration shall be borne equally by you and the Company. In accordance with applicable law, this arbitration provision shall not apply to any action challenging the enforceability of the release agreement under the Older Workers Benefit Protection Act.

9. Acknowledgements and Time for Consideration

You acknowledge that this Agreement contains the entire agreement and understanding between you and the Company and supersedes and replaces all prior negotiations and agreements concerning the subjects of this Agreement. You acknowledge that (a) you have read the Agreement and understand the effect of your release and that you are releasing legal claims that you may have; (b) you have had adequate time to consider this Agreement as set forth in this Section below; (c) as consideration for executing this Agreement, you have been offered consideration to which you would not otherwise be entitled; and that (d) you are recommended to review this Agreement with an attorney of your choice.

You acknowledge that the Company provided you this Agreement on October 9, 2007. You have a period of at least twenty-one days (21) days from this date to consider whether to enter into this Agreement. You further acknowledge that you understand that you may choose to enter into this Agreement at any time prior to the expiration of the 21 day period. In the event you have not executed this Agreement by the expiration of the offer period on October 30, 2007, the offer shall expire. You may execute this Agreement at any time during this consideration period.

You will also have a period of seven (7) days from the date of your execution of this Agreement in which you may revoke the Agreement. Notice of this revocation shall be made to Marit Cadwell in Human Resources. In the event you do not exercise your right to revoke this Agreement, this Agreement shall become effective and irrevocable on the date immediately following the seven-day (7) revocation period described above.

On behalf of the Company, I wish you the best during this period of transition.

Sincerely,

/s/ Doug Schmick
Doug Schmick

720 S.W. Washington * Suite 550 * Portland, OR 97205-3507 * (503) 226-3440 * Fax (503) 228-5074

I have read and understand the foregoing Agreement and, by signing below, I voluntarily enter into this Agreement and understand that I am waiving and releasing legal claims that I may have in exchange for the consideration described in this Agreement.

Accepted October 16, 2007

/s/ Dave Jenkins
Signature – Dave Jenkins

720 S.W. Washington * Suite 550 * Portland, OR 97205-3507 * (503) 226-3440 * Fax (503) 228-5074